Exhibit 10.1

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is made effective the 29th day of October, 2012 between Williams Controls, Inc., a Delaware corporation, (the “Company”) and Dennis Bunday (the “Executive”).

WHEREAS, Executive and Company entered into that certain Employment Agreement dated March 8, 2007, (the “Employment Agreement”), setting forth the terms and conditions of the Executive’s employment with the Company; and

WHEREAS, the Executive and the Company desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and rulings promulgated thereunder and to clarify the parties rights and obligations with regard to severance pay upon the occurrence of the Executive’s termination in connection with a Change in Control (as defined in the Employment Agreement).

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and Company, intending to be legally bound, agree as follows:

1. Section 2 of the Employment Agreement is hereby amended in its entirety to read as follows:

“Base Compensation. Employer shall pay Employee a base salary (“Base Salary”) of $217,484.50 per annum, payable in installments according to the Employer’s usual payroll practices, but no less than monthly for all work performed under this Agreement. $5,000 of the base compensation shall be paid in the form of Williams Controls, Inc. stock each May 1. The stock shall be valued at the average price for the month of April. Employee is an exempt employee for purposes of federal and state wage and hour laws and is therefore not entitled to overtime pay. Employer may adjust Employee’s Base Salary upward without formally amending this Agreement in writing.”

2. Section 3 of the Employment Agreement is hereby amended in its entirety to read as follows:

“Bonus Compensation. Employee will continue to participate in Employer’s annual bonus program. Employee’s target bonus shall be 50% of Base Salary based on target parameters to be set annually by Employer’s Board of Directors (the “Board”), provided that the bonus payment may be adjusted upward to 90% of Base Salary if the Board determines that extraordinary performance has been achieved for the year. If Employee is employed on the last day of a fiscal year of Employer, he shall be paid the annual bonus earned even if he terminates employment prior to the actual payment date for the bonus, in which case Employer will pay him his annual bonus at the time it would normally have been paid (and in any event no later than the last day of the applicable “short term deferral period” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).”

3. Section 4 of the Employment Agreement is hereby amended in its entirety to read as follows:

“Benefits.

(a)	Stock Based Compensation. Any stock-based compensation, including without limitation any stock options, restricted or performance shares, restricted stock units or phantom equity awards, held by employee at the time of a Change in Control shall become fully vested and, as applicable, exercisable or settled upon the effective date of a Change in Control; provided however that in the case of any such award that is subject to Code Section 409A, then shares (or cash, if applicable) shall be settled or distributed on the first date on or after the effective date of the Change in Control on which such settlement or distribution would not result in Employee being subjected to additional tax, interest or penalty under Code Section 409A with respect to such award.

(b)	Vacation. Employee shall annually accrue six weeks paid time off; provided that, consistent with his position as an executive officer of a public company, he will make himself reasonably available during vacation periods to receive calls, emails, etc., and to conduct Employer business as may reasonably be required.

(c)	Medical Coverage. In addition to participating in Employer’s standard medical insurance plans available to Employer’s senior officers, he shall also be entitled to have an annual physical (the “Annual Physical”) at the Mayo Clinic (or comparable facility of his choosing), at the expense of Employer so that Employee bears no out-of-pocket expense for such examination or travel to same.

(d)	General. Employee is entitled to such employee benefits generally available to similarly situated employees of Employer to the extent and on the same terms generally available to similarly situated employees of Employer. Employer will pay or reimburse Employee for all travel and entertainment expense incurred by him in connection with his duties on behalf of Employer, subject to proper documentation and Employer’s reasonable approval.”

4. Section 5 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Term. Employee is employed by Employer “at-will,” meaning either Employer or Employee may terminate Employee’s employment at any time, for any or no reason. If Employee’s employment is terminated for Cause or if Employee resigns without Good Reason, Employee will be paid compensation and benefits through his last day of employment and no further compensation or benefits will be due Employee, except for statutory benefits, such as Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) coverage, or previously earned but unpaid benefits, such as an account balance in a qualified retirement plan, or benefits under the Employer’s short or long term disability programs or life insurance benefits, as applicable.”

5. Existing Sections 6, 7, 8 and 9 of the Employment Agreement are hereby renumbered in order as Sections 7, 8, 9 and 10. The following new Section 6 is hereby inserted after Section 5 of the Employment Agreement to read as follows:

“Employment Termination; Payments Upon Termination. Employee may resign his employment with Employer at any time upon no less than thirty (30) days’ written notice to Employer. Employer may elect to terminate his employment immediately upon receiving such notice and, in such case, shall pay Employee his Base Salary for the 30-day notice period in addition to any Base Salary earned by him through his last day of employment. Employer may terminate Employee’s employment immediately and without advance notice for Cause (as defined below). Upon any employment termination, Employee shall receive all wages earned, including Base Salary, any accrued paid time off and any earned but as yet unpaid bonuses (including the annual bonus described in Section 3 above), through his last day of employment (such benefits, the “Accrued Benefits”), and Employer shall reimburse him promptly pursuant to its standard policies for any business expenses (including without limitation the cost of his Annual Physical for the current year) incurred on or prior to his last day of employment.

In addition to the Accrued Benefits, Employee shall be entitled to the following additional benefits under the circumstances specified below.

(a)	Involuntary Termination (Not Related to Change in Control), Death or Disability. Employee will become entitled to the benefits under this Section 6(a) if his employment terminates under one of the following circumstances: (i) as a result of his death or Disability, or (ii) prior to or more than 24 months after a Change in Control, his employment is terminated without Cause or he resigns with Good Reason. Upon a termination covered by the preceding sentence, Employee shall receive (i) cash severance pay equal to one year’s then-current Base Salary, less deductions and withholdings required by law or authorized by Employee, paid in equal installments over twelve (12) months following the termination date on the Employer’s regular paydays; (ii) if Employee (or his beneficiaries) elects COBRA coverage, Employer-paid COBRA for the twelve (12) months for which Employee (or his beneficiaries) receives severance pay; and (iii) if a termination described under this Section 6(a) occurs during a calendar year in which Employee has not yet undertaken his Annual Physical, then Employer will pay Employee within two (2) days after the date of his employment termination an amount in cash equal to the cost of his Annual Physical for the preceding calendar year, such that Employee retains on an after-tax basis the total amount that was necessary to cover all expenses associated with the preceding year’s Annual Physical.

(b)

Involuntary Termination – Change in Control. If upon or within 24 months after a Change in Control Employee’s employment is terminated without Cause or he resigns with Good Reason, then, Employee shall receive (i) severance pay equal to 1.5 times Employee’s then-current Base Salary, less deductions and withholdings required by law or authorized by Employee, paid in a lump sum within two (2) days after the date of Employee’s termination of employment; (ii) for a period of 24 months following the date of Employee’s termination of employment, Employee shall continue to receive, at no cost to Employee, the medical and dental coverage in effect on his termination date (or generally comparable coverage) for himself and, if applicable, his spouse and dependents, as the same may be changed from time to time for employees of the Employer generally, as if Employee had continued in employment with Employer during such period, and Employer shall provide such coverage pursuant to a group or individual insurance contract; (iii) Employer shall provide within two (2) days after the date his employment terminates a payment to Employee of an amount equal to $30,000 to cover his costs with respect to engaging such advisors to assist him with his transition from his role with Employer (such as an outplacement firm and tax, legal and financial advisors) as Employee shall reasonably determine appropriate to engage; and (iv) if a termination described under this Section 6(b) occurs during a calendar year in which Employee has not yet undertaken his Annual Physical, then Employer will pay Employee within two (2) days after the date of his employment termination an amount in cash equal to the cost of his Annual Physical for the preceding calendar year, such that Employee retains on an after-tax basis the total amount that was necessary to cover all expenses associated with the preceding year’s Annual Physical. Notwithstanding the foregoing, if in anticipation of, and prior to, a Change in Control, the Employer (or any entity likely to become a succeeding entity of the Employer as a result of a Change in Control) provides the Executive with notice that he will not be offered reasonably equivalent employment with the succeeding entity, then such notice will be deemed to constitute an involuntary termination effective immediately prior to the consummation of the Change in Control. Upon the effective date of such termination, the Executive shall receive the benefits described immediately above in this Section 6(b).

(c)	Cause. For purposes of this Agreement, “Cause” means any of the following conduct:

(i)	a material breach of the material provisions of this Agreement by Employee;

(ii)	personal or professional gross misconduct of Employee, which, in the reasonable and good faith judgment of the Board, materially injures the business reputation of the Employer or otherwise materially adversely affects the business interests of the Employer, with such conduct including, but is not limited to, dishonesty, substance abuse, or conviction of a felony; or

(iii)	material breach by Employee of any statutory, common law or other duty or obligation to the Employer, including Employee’s duty of loyalty or confidentiality to the Employer, which breach is not remedied within 20 days of the Employer’s written notice to Employee.

(d)	Good Reason. For purposes of this Agreement, “Good Reason” means any of the following events or circumstances:

(i)	an assignment of duties inconsistent with respect to his position as Chief Financial Officer or any other action by the Board that results in a material diminution of his position, authority, duties or responsibilities, excluding an isolated and inadvertent action not taken in bad faith, and which is remedied within thirty (30) days following receipt by the Board of written notice specifying such circumstances in reasonable detail; provided, however, that Good Reason shall be deemed to occur if, following a Change in Control, Employee is no longer serving as the chief financial officer of the succeeding entity or, although serving as chief financial officer of the succeeding entity, such entity is not a company whose stock is listed for trading on a major U.S. stock exchange;

(ii)	any material decrease in Employee’s Base Salary or other benefits, other than (A) a decrease affecting all executive officers on a substantially equivalent basis; or (B) any material decrease in qualified retirement plan or health insurance benefits in conjunction with a plan change needed to enable the plans to satisfy IRS requirements;

(iii)	any requirement by the Employer that Employee relocate his principal workplace more than 50 miles away from the Employer’s offices in Portland, Oregon, excluding reasonable travel required by the Employer for business purposes; or

(iv)	any material breach of this Agreement by the Employer which is not remedied within thirty (30) days following receipt by the Board of written notice specifying such circumstances in reasonable detail.

Notwithstanding the foregoing, Good Reason shall not be deemed to occur unless (i) Employee provides the Employer with written notice (the “Constructive Termination Notice”) that Employee believes that a condition described above has occurred; (ii) the Constructive Termination Notice is given within 90 days following the date of the initial existence of the condition; (iii) the Employer does not rescind or cure the conduct giving rise to the condition described above within 30 days following receipt by the Employer of the Constructive Termination Notice; and (iv) Employee has a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) (a “Separation from Service”) within two years following the initial existence of one or more of the conditions described above.

(e)	Change in Control. For purposes of this Agreement, “Change in Control” means any of the following:

(i)	any person, or persons acting as a group, acquires all or substantially all of the assets of the Employer;

(ii)	any person, or persons acting as a “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D thereunder, acquires ownership of Employer common stock representing 30% or more of the Employer’s combined voting power in any 12 month period, other than for securities held beneficially or of record by any such person or group measured immediately prior to the commencement of such 12 month period;

(iii)	any person, or persons acting as a group, acquires ownership of Employer stock (or discloses acquisition of stock or membership in a group not previously disclosed) that, together with stock already held by such person or group, constitutes more than 50% of the total voting power of the Employer’s securities; or

(iv)	the Employer experiences a change over a period of 12 months in the composition of a majority of the Employer’s board of directors (other than for directors whose appointment or election is endorsed by a majority of the prior board).

Notwithstanding anything to the contrary in the above definition, a transaction shall not constitute a Change in Control unless such transaction also qualifies as a “change in control event” under Treas. Reg. §1.409A-3(i)(5)(i).

(f)	Disability. For purposes of this Agreement, “Disability” means a termination of employment due to Employee’s inability to perform one or more of the essential functions of his position, with or without reasonable accommodation, for a period of more than ninety (90) consecutive days, as a result of a physical or mental condition as determined in good faith by the Employer and consistent with the Employer’s rights and obligations under applicable law.”

6. Section 7 of the Employment Agreement (as renumbered) replicates the provisions found in the original Section 6 of the Employment Agreement, and the parties acknowledge that the renumbering is for administrative convenience and the renumbered Section 7 is a continuation of the initial restriction, and not the imposition of a new restriction, with the renumbered Section 7 now reading in its entirety as follows:

“Noncompetition, Nonsolicitation and Nondisparagement. Employee agrees that during the period he is receiving the severance benefits described in Section 6 (a) he will not compete with the Employer for himself or on behalf of another as an employee, owner, consultant or in any other capacity, in any geographic area in which the Employer conducts business, and (b) he will not solicit any customer, supplier, contractor, vendor or employee of Employer to change its relationship with Employer. Employee further agrees that he will not disparage Employer or its related entities, or any of their officers, directors, shareholders, members or employees at any time during or after his employment with Employer. The Employer’s obligation to pay severance benefits to Employee terminates on the first day Employee violates in a material way any of his obligations under this Section and Employee must return to Employer any severance benefits paid to him by the Employer on or after the first day Employee violates in such manner any of his obligations under this Section.”

7. The following sentence shall be added to the end of Section 8, Governing Law and Dispute Resolution, of the Employment Agreement (as renumbered): “This Agreement shall not be subject to any arbitration policy of Employer.”

8. The following sentence shall be added to the end of Section 10, Successors and Assigns, of the Employment Agreement (as renumbered): “The Employer shall cause any successor to its business or all or a substantial portion of its assets to assume the Employer’s obligations hereunder.”

9. A new Section 11 is hereby inserted after Section 10 (as renumbered) of the Employment Agreement to read as follows:

“Section 409A.

(a)	Separation from Service. Notwithstanding anything in this Agreement to the contrary, the benefits specified under Section 6(a) and (b) above shall not be triggered unless and until Employee experiences a “separation from service” within the meaning of Code Section 409A. Each payment provided for under Section 6(a) or (b) above is designated a “separate payment” for within the meaning of Code Section 409A.

(b)	Payment Timing. If Employer determines that Employee is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of his “separation from service,” then (i) any benefits and payments under Section 6(a) or (b), as applicable, to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from the “separation from service” date, or (B) the date of Employee’s death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. To the extent that any payment subject to Section 409A of the Code could be made in different tax years depending on a condition within Employee’s control, such payment shall be made in the second tax year.

(c)	Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Employee shall be paid to Employee no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.”

10. A new Section 12 is hereby inserted after new Section 11 of the Employment Agreement to read as follows:

“Section 280G.

(a)

Parachute Payments. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Employee would receive from the Employer pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by

Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Employee’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, reduction in payments and/or benefits will occur in the following order: (i) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (ii) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (iii) cancellation of acceleration of vesting of equity awards not covered under (i) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards; and (iv) reduction of other benefits paid to Employee.

(b)	Accounting Firm. A top-tier accounting firm selected by Employee will perform the calculations set forth in Section 12(a); provided that the firm selected by Employee may not be the firm that then serves as Employer’s auditors. Employer will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to Employee within fifteen (15) days before the consummation of a Change in Control or such other time as requested by Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish Employee with documentation reasonably acceptable to him that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon Employer and Employee.”

11. A new Section 13 is hereby inserted after new Section 12 of the Employment Agreement to read as follows:

“Attorney’s Fees.

(a)

Employer will pay all reasonable legal fees incurred by Employee in connection with the negotiation and drafting this Agreement, including fees associated with review of tax matters addressed herein, directly to Gunderson Dettmer, LLP. Employee acknowledges that in reviewing this Agreement he has relied on his own attorney’s advice and counsel, and that Employer makes no representation or warranty as to the compliance of this Agreement or any benefit described in this Agreement with applicable provisions of the Code, including but not limited to Section 409A of the Code, and that Employer shall have no liability to Employee or any other person for any adverse consequence arising under Section 409A or any other provision of the Code.

(b)	In addition, at such time if any that the circumstances described in either Section 6(a) or 6(b) of this Agreement occur and the applicable benefits provided thereunder are triggered, Employer shall pay all reasonable legal fees incurred by Employee in connection with enforcing his rights under this Agreement.”

12. The Employment Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of October 29, 2012.

WILLIAMS CONTROLS, INC.

By:	/s/ R. Eugene Goodson
R. Eugene Goodson, Chairman of the Board of Directors

EXECUTIVE

/s/ Dennis Bunday
Dennis Bunday